EXHIBIT 10.9

October 26, 2002

Addendum to lease dated March 14, 1994 by and between Fred B. Caffey, of Martinsville, Virginia herein referred to as “Lessor” and Hooker Furniture Corporation, of Martinsville, Virginia, herein referred to as “Lessee.” All portions of the said lease will be reactivated starting November 1, 2002 and ending October 31, 2003. The only exception will be Article Two listed below:

Article Two

Term, Rent, and Option

Lessor leases his property known as Caffey Warehouse located at 71 Gallagher Road off Highway 58 East of Martinsville to Lessee. The rent being $22,500 per month the rate being 18 cents per square foot per month. The rent us due and payable on the first of each month to lessor at 407 Starling Avenue, Martinsville, Virginia 24112. Lessee has option to renew with a 90 day notice to Lessor.

Lessor	/s/ Fred B. Caffey Fred B. Caffey

Lessee	/s/ E. Larry Ryder E. Larry Ryder Senior Vice President Finance and Administration